Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of October 12, 2017 (the “Effective Date”) by and between WatchGuard, Inc. (the “Company”) and David “Russell” Walker (the “Executive”). The Company and the Executive shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive; and

WHEREAS, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

SERVICES TO BE PROVIDED BY THE EXECUTIVE

A. Position and Responsibilities. The Executive shall serve in the position of Chief Financial Officer (“CFO”) of the Company and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position, and while serving as CFO, the Executive shall have the authority commensurate with the position of chief financial officer of a publicly held company in the United States. The Executive shall report directly to the Company’s Chief Executive Officer and shall take direction from the Chief Executive Officer or his designee.

B. Performance. During the Executive’s employment with the Company, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill, and best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith, and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

C. Compliance. The Executive agrees to act in accordance with high business and ethical standards at all times. The Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals, and lawful directives of the Company. The Executive shall comply with all laws of any jurisdiction in which the Company does business. The Executive shall keep the Board of Directors (the “Board”) informed of the Executive’s conduct in connection with the business affairs of the Company. Additionally, the Executive shall inform the Board of any possible material legal, regulatory action, or financial loss that arises from or is otherwise related in any way to the Executive, the Executive’s conduct, or the Company. This required notification also applies to any and all material legal proceedings, formal or informal regulatory inquiries or investigations, client-related complaints or disputes, employment-related complaints or disputes, or regulatory matters.

D. Representations. The Executive represents to the Company that the Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which the Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with the Executive’s ability to perform services under the Agreement’s terms; (iii) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, that has not been disclosed in writing to the Board; and (iv) has no personal bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings that have not been disclosed in writing to the Board. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE II.

COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, effective as of January 1, 2018 and continuing during the Employment Term (as hereinafter defined), the following:

A. Base Salary. The Company shall pay the Executive an aggregate base salary in the amount of Two Hundred Twenty Five Thousand dollars ($225,000) per year (the “Base Salary”), prorated for any partial months of employment and less applicable withholdings. The Base Salary may be reviewed annually by the Board and may be increased (but not decreased without the Executive’s consent) from time to time. The Base Salary shall be payable in accordance with the Company’s current payroll process and modified to be consistent with any change in the Company’s policy.

B. Bonus. The Executive shall be eligible to participate in the Company’s annual discretionary bonus plan, subject to the terms and conditions of the plan, which may be amended from time to time by the Company in its sole discretion. Under the Company’s annual discretionary bonus plan, the Executive shall be eligible to receive an annual performance bonus of up to 100% of the Base Salary, less applicable taxes and withholdings (“Annual Bonus”), which Annual Bonus, if any, may be calculated and paid quarterly, but in any event shall be paid by the Company on or before March 15th of the year after the year to which the Annual Bonus relates. No Annual Bonus shall be payable unless the Executive is employed with the Company on the date any such Annual Bonus is paid and provided that the Executive is not working under any written notice of termination on the date the Annual Bonus is paid. The actual amount of the Annual Bonus payable each year, if any, shall be determined by the Company, in its sole discretion. The payment of an Annual Bonus with respect to a particular calendar year does not guarantee payment of an Annual Bonus in any subsequent calendar year.

C. Expenses. The Company agrees that it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

D. Paid Time Off. The Executive shall be entitled to paid time off (“PTO”) to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.

E. Other Benefits. Subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in all employee benefit plans, including without limitation, the Company’s retirement 401(k) plan, health and dental plan, life insurance and disability plans as from time to time adopted by the Board and in effect for senior executives of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable policies of the Company. The Company may alter, modify, add to, or delete the employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate, so long as the Executive is treated in the same manner as other senior executives.

ARTICLE III.

TERM; TERMINATION

A. Term of Employment. Subject to earlier termination as herein provided, the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in effect for five (5) years following the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, the Agreement will automatically renew, subject to earlier termination as herein provided, for successive one (1) year terms (each an “Additional Term”), unless either the Executive or the Company provides written notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Employment Term.”

B. Termination. Notwithstanding the provisions of Article III.A. hereof and subject to Article III.C. hereof, the Executive’s employment with the Company shall terminate prior to or upon the expiration of the Initial Term or then Additional Term under the circumstances set forth below. Unless otherwise agreed to by the Board, the Executive’s termination under this Agreement for any reason shall also constitute the Executive’s resignation as an officer and director of the Company and any affiliate or subsidiary of the Company, as applicable. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Article III.B. constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided that if a termination described in this Article III.B. does not constitute a separation from service, the Executive’s right to any payments described in this Article III.B. which are being paid with respect to such separation from service shall vest on the date of termination, but payment of any amounts subject to Code Section 409A shall be deferred until the Executive incurs a separation from service (or six months thereafter if Article III.C. applies) (with the separation from service date deemed to be the termination of the Executive’s employment for purposes of the timing of the payments hereunder), or the Executive’s death. Any such payment made in accordance with this Article III.B. shall be treated as a separate payment for purposes of Code Section 409A to the extent Code Section 409A applies to such payments.

(i) Death or Disability. In the event of the Executive’s death or Disability (as hereinafter defined), the Executive’s employment shall immediately terminate. The Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for (a) any accrued, unpaid Base Salary through the date of termination; (b) any payments or benefits provided under the terms and conditions of the employee benefit plans of the Company in which the Executive is a participant on the date of termination; (c) any unreimbursed expenses properly incurred prior to the date of termination; and (d) except in the case of a termination by the Company for Cause (as hereinafter defined) or resignation by the Executive without Good Reason (as hereinafter defined), any Annual Bonus earned for the fiscal year prior to the year of termination but not yet paid as of the date of termination (collectively, the “Accrued Obligations”). The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the Executive’s termination of employment. For purposes of this Agreement, “Disability” means the inability of the Executive to perform the Executive’s essential duties and responsibilities under this Agreement with or without reasonable accommodation for a continuous period exceeding ninety (90) days or for a total of one hundred eighty (180) days during any period of twelve (12) consecutive months as a result of a physical or mental illness, disease, or personal injury. For the avoidance of doubt, upon any termination, the Executive’s rights to be indemnified, advanced expenses, or covered under any applicable directors’ and officers’ liability insurance policies, including, without limitation, under any indemnification agreement with the Company, and his accrued rights under any outstanding equity award agreement as of the date of his termination of employment shall continue in accordance with applicable law or any applicable agreements (the “Accrued Rights”).

(ii) Termination for Cause or Voluntary Termination without Good Reason. In the event the Company terminates the Executive’s employment for Cause (as hereinafter defined) or the Executive voluntarily terminates the Executive’s employment without Good Reason (as hereinafter defined), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the applicable Accrued Obligations and the Accrued Rights. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. For purposes of this Agreement, “Cause” means termination because of: (a) an act or acts of theft, embezzlement, fraud, or dishonesty; (b) any willful misconduct or gross negligence by the Executive with regard to the Company; (c) any violation by the Executive of any fiduciary duties owed by him to the Company; (d) the Executive’s conviction of, or pleading nolo contendere or guilty to, a felony that causes damage to the Company or the Company’s reputation; (e) a material violation of the Company’s written policies, standards, or guidelines, which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged violation; (f) the Executive’s willful failure or refusal to perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties, which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged willful failure or refusal; and (g) a material breach by the Executive of this Agreement that is not cured by the Executive within thirty (30) days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof. For purposes of this Agreement, “Good Reason” means (1) a reduction by the Company of the Executive’s Base Salary, without his consent; (2) a material diminution of the Executive’s duties; (3) without the Executive’s consent, the Company relocates its principal executive offices, or requires the Executive to have his principal work location change which results in the Executive’s principal work location being changed to a location in excess of thirty (30) miles from the location of the Company’s principal executive offices on the Effective Date; or (4) a successor to all or substantially all of the Company’s assets fails to assume this Agreement either contractually or by operation of law. The foregoing events shall not constitute Good Reason unless the Executive delivers to the Board a written notice of termination for Good Reason specifying the alleged Good Reason within sixty (60) days after the Executive first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason, and the Executive resigns within thirty (30) days after the end of the cure period.

(iii) Termination without Cause or Termination by the Executive with Good Reason Prior to a Change in Control (If Any) or More Than 12 Months After a Change in Control. In the event the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason prior to a Change in Control (as hereinafter defined), if any, or more than twelve (12) months after a Change in Control, the Company shall pay the following amounts to the Executive:

(a) the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment;

(b) subject to compliance with the restrictive covenants in Article IV and the execution and timely return by the Executive of the Release (as defined in Article III.B.(vi)), and subject to the provisions of Article III.C. below:

1. An amount equal to eighteen (18) months of the Executive’s Base Salary at the time of termination from employment, payable in equal installments in accordance with the Company’s current payroll practices (the “Severance Payments”).

2. In the event the Executive fails to comply with the restrictive covenants in Article IV or does not timely execute and return (or otherwise revokes) the Release, the Severance Payments shall not be payable to the Executive.

(iv) Termination without Cause or Termination by the Executive with Good Reason On or Within 12 Months After a Change in Control. In the event that on, or within the twelve (12) month period after, a Change in Control (as hereinafter defined) the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, the Executive shall be entitled to the benefits provided for in Article III.B.(iii) above, subject to any terms set forth therein, provided that “twenty four (24) months” shall be substituted in lieu of “eighteen (18) months” in Article III.B.(iii)(b)(1). For purposes of Article III.B.(iii) and this Article III.B.(iv), “Change in Control” shall have the same meaning as such term in the 2017 Long-Term Incentive Plan, provided that no event shall constitute a “Change in Control” for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Code Section 409A.

(v) Non-Renewal. The Executive’s employment shall terminate for non-renewal at the end of the Initial Term or the then Additional Term if at least ninety (90) days prior to the end of the Initial Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term. Upon termination of the Executive’s employment upon a non-renewal of this Agreement, the Executive shall be entitled to the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment.

(vi) Release. For purposes of this Agreement, the “Release” shall mean a release of, and covenant not to sue with respect to, any claims that the Executive may have against the Company, or its parent companies, subsidiaries, affiliates, directors, officers, attorneys, fiduciaries, employees, agents, successors, and assigns, arising out of or related to the Executive’s employment by the Company or the termination of such employment, except for the Executive’s right to payments pursuant to this Article III, amounts payable after termination of employment under any equity grants, claims that cannot by law be released, the Executive’s rights to be indemnified, advanced expenses, and/or covered under any applicable directors’ and officers’ liability insurance policies (including, without limitation, pursuant to any indemnification agreement with the Company) or his rights as a stockholder of the Company. The Release shall be in a form and substance reasonably requested by the Company and consistent with this Agreement. The Release shall be furnished to the Executive not later than ten (10) days after his termination, and must be executed and returned to the Company, and any revocation period provided in the Release must have expired, not later than sixty (60) days after the date of termination, in order for the Executive to be eligible to receive the payments and benefits described in Article III.B.(iii)(b) or such payments and benefits described in Article III.B.(iv). No amount described in Article III.B.(iii)(b) or similar amount described in Article III.B.(iv) shall be paid to the Executive until the date on which the revocation period expires, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practical after such date; provided, however, that if the sixtieth (60th) day after the date of termination falls in the calendar year after the year that includes the date of termination, no amount described in Article III.B.(iii) or Article III.B.(iv) that is “deferred compensation” (determined after taking into account all applicable exemptions under Code Section 409A) subject to Code Section 409A shall be paid before the first day of such following calendar year.

C. Six-Month Delay of Payments. To the extent that (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s separation from service with the Company constitute “deferred compensation” (determined after taking into account all applicable exemptions under Code Section 409A) subject to Code Section 409A and (ii) the Executive is deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in the final regulations issued under Code Section 409A) with the Company; or (B) the date of the Executive’s death following such separation from service. Upon expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article III.C. shall be paid to the Executive (or, in the case of the Executive’s death, his estate) in one lump sum.

D. Survival. The provisions of this Agreement, including without limitation, the Executive’s post-termination obligations in Article IV, shall survive the termination of this Agreement, and of the Employment Term, for any reason, to the extent necessary to enable the Parties to enforce their respective rights hereunder.

ARTICLE IV.

RESTRICTIVE COVENANTS

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers, clients, and suppliers. For purposes of this Agreement,

“Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, all documents or information, in whatever form or medium, concerning or relating to any of the Company’s: products; services; processes; equipment; know-how; technical data; policies; strategies; designs; drawings; prototypes; formulas; developmental or experimental work; improvements; discoveries; research; plans for research or future products and services; database schemas or tables; development tools or techniques; manufacturing, engineering, and testing processes, data, and strategies; product specifications; testing protocols; computer programs and codes; source code, object code, and other documentation regarding software products; programming standards; training procedures; training techniques; training manuals; business information; marketing and sales plans, strategies, and methods; business plans; budgets; forecasts; financial data and information; prices and costs; past, present, and prospective customer and client lists, profiles, and preferences; vendor and supplier lists, profiles, and preferences; employee nonpublic personal information; past, present, and prospective customer and client nonpublic information; business records; product construction; product specifications; audit processes; pricing strategies; business strategies; marketing and promotional practices; management methods and information; plans; reports, recommendations, and conclusions; information regarding the skills and compensation of employees and contractors of the Company; and other business or operational information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, electronically, or by drawings or observation; provided however, Confidential Information does not include information that becomes generally available to the public other than as a result of a disclosure by the Executive (unless such disclosure was made and authorized in the course of the Executive’s duties) or becomes available to the Executive on a non-confidential basis from a source other than the Company or any subsidiaries thereof or any of their employees, so long as that source is not prohibited from disclosing such information or data. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. Confidential Information, whether prepared or compiled by the Executive or the Company or furnished to the Executive during the Executive’s employment with the Company, shall be the sole and exclusive property of the Company. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company.

(ii) No Unauthorized Use or Disclosure. The Executive acknowledges that: (a) the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees or agents such as the Executive entrusted with such information; (b) Confidential Information is entrusted to the Executive because of the Executive’s position with the Company; and (c) Confidential Information is of such value and nature as to make it reasonable and necessary for the Executive to protect and preserve the confidentiality and secrecy of the Confidential Information. The Executive further acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive may cause irreparable harm and loss to the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment and at all times thereafter: (x) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Executive shall not, directly or indirectly, utilize, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties hereunder. Further, the Executive shall not, directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor, or supplier of the Company with whom or which the Company conducted business; and/or (2) recruit, solicit, hire, or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Company. If the Executive learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Executive shall promptly advise the Company of all facts concerning such action or threatened action. The Executive shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Executive hereunder to preserve and protect the confidentiality of such Confidential Information. In the event the Executive is subpoenaed, served with any legal process or notice, or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency, or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing, and/or trial, except where prohibited by law, the Executive should immediately notify the Chairman of the Board and deliver via overnight delivery service a copy of the subpoena, process, notice, or other request to the Chairman of the Board; provided, however, the Executive is not required to notify the Chairman of the Board or provide a copy of the subpoena, process, notice, or other request where the Executive is permitted to make such disclosure of Confidential Information pursuant to this Agreement or applicable law or regulation, as set forth in Article IV.A.(iv) and Article IV.A.(v).

(iii) Return of Property and Information. Except in the proper performance of the Executive’s duties and responsibilities, the Executive agrees that the Executive shall not remove, destroy, deface, damage, or delete any Property (as hereinafter defined) of the Company. For purposes of this Agreement, the term “Property” means all property or information, in whatever form or media, and all copies thereof whether or not the original was deleted or destroyed, which belong to the Company or which relate to the Company’s business, including, without limitation, any Confidential Information, software, hardware, including any and all Company-issued equipment, devices, cellular telephones, PDAs, computers, laptops, hard drives, electronic storage devices, keys, access cards, access codes or passwords, databases, documents, papers, books, files, records, reports, memoranda, research, plans, proposals, lists, forms, drawings, specifications, notebooks, manuals, correspondence, materials, e-mail, electronic or magnetic recordings or data, and any other physical or electronic documents that the Executive receives from or sends to any employee of the Company, that the Executive copies from the files or records of the Company, or that the Executive otherwise has access to during the Executive’s employment. Upon request by the Company or upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company and shall not retain copies of any and all Property. Upon request by the Company, the Executive shall provide any and all computers, cellular phones, or other digital or electronic devices in the Executive’s possession, custody, or control (the “Devices”) to the Company or the Company’s designee to permanently remove any Property, including, without limitation, any analyses, compilations, studies, or other documents, whether prepared by the Executive or others, containing or reflecting any Confidential Information or relating to the business of the Company from the Devices and to conduct forensic examination of the Devices. If at any time after the termination of the Executive’s employment for any reason, the Executive or the Company determines that the Executive has any Property in the Executive’s possession, custody, or control, the Executive shall immediately return all such Property in the Executive’s possession, custody, or control, including all copies and portions thereof, to the Company.

(iv) No Interference. Notwithstanding any other provision of this Agreement, (a) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any government agency having authority over the Executive or the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose, or make accessible such information; and (b) nothing in this Agreement is intended to interfere with the Executive’s right to (1) report possible violations of local, state, or federal law or regulation to any government or law enforcement agency or entity; (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; or (3) file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Commission, or any similar state agency, any other government or law enforcement agency or entity, or any court. The Executive further acknowledges that nothing in this Agreement shall affect any eligibility that the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or any other government agency or official. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, the Executive may disclose Confidential Information to the extent necessary to such government or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures, or conduct.

(v) Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

B. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive and the Executive’s access to Confidential Information; (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive; (iii) the Company’s grant of equity awards to the Executive; (iv) the Executive’s access to the Company’s customers, clients, vendors, and suppliers; (v) access to information regarding the compensation, capabilities, experiences, skill, and desires of the employees and independent contractors of the Company; and (vi) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, and to protect the Company’s Confidential Information, legitimate business interests, customer relationships, and business goodwill, the Executive agrees to the following restrictive covenants.

(i) Non-Competition. The Executive agrees that during the Restricted Period (as hereinafter defined), other than in connection with the Executive’s duties under this Agreement,

the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with, or otherwise engage in any Competing Business (as hereinafter defined) within the Restricted Area (as hereinafter defined). Notwithstanding the restrictions contained in this Article IV.B.(i), the Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation or other entity engaged in a Competing Business without violating the provisions of this Article IV.B.(i); provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and is not involved in the management of such corporation or other entity. Finally, nothing herein shall prevent the Executive from serving on boards of civic, religious, educational, or professional organizations that do not compete with the Company or that would otherwise cause the Executive to breach any of the Executive’s duties or obligations pursuant to this Agreement.

For purposes of this Agreement:

(a) “Restricted Period” means during the Executive’s employment with the Company and for a period of two (2) years immediately following the date of the Executive’s termination from employment for any reason.

(b) As CFO of the Company, the Executive has access to the highest levels of the Company’s Confidential Information and business goodwill for its operations throughout the United States, Canada, and worldwide. Therefore, the “Restricted Area” means the United States, Canada, and any other geographical area in which the Company operates, or materially contemplated operating, during the Executive’s employment and for which the Executive had any responsibility or about which the Executive received Confidential Information.

(c) “Competing Business” means any business, individual, partnership, firm, corporation, or other entity that is competing or that is preparing to compete with the Company’s business of manufacturing and selling law enforcement video systems and evidence management software; and any other business the Company conducted, prepared to conduct, or materially contemplated conducting during the Executive’s employment with the Company.

(ii) Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either individually or for any other person or entity:

(a) Solicit business from or interfere with, or attempt to solicit business from or interfere with, or do business with any actual or prospective customer, client, supplier, vendor, or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) the Executive contacted, called on, serviced, or did business with during the Executive’s employment with the Company; (2) the Executive learned of as a result of the Executive’s employment with the Company; or (3) about whom the Executive received

Confidential Information (collectively, “Customers”). This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof;

(b) Induce, or attempt to induce, any Customers to curtail or cancel any business or contracts with the Company, or otherwise change their relationship with the Company in a manner that is adverse to the Company; or

(c) Hire, solicit, or recruit, or attempt to hire, solicit, or recruit, or encourage to leave or otherwise cease his/her employment or engagement with the Company, any individual who is an employee, consultant, or independent contractor of the Company or who was an employee, consultant, or independent contractor of the Company within the preceding twelve (12) months.

(iii) Non-Disparagement. The Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company, which have been obtained and maintained through great costs, time, and effort. Therefore, the Executive agrees that, both during and after the Executive’s employment, the Executive shall not make, publish, or otherwise transmit any disparaging or knowingly false statements, whether written or oral, regarding the Company or any of its officers, directors, executives, employees, contractors, consultants, products, services, programs, studies, business, or business practices. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law. The Executive acknowledges that in executing this Agreement, the Executive has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment rights under the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) to disclose, communicate, or publish any disparaging statements. Nothing in this Article IV.B.(iii) restricts or prevents the Executive from providing truthful testimony as required by court order or other legal process or is intended to interfere with the Executive’s right to engage in the conduct outlined in Article IV.A.(iv).

C. Inventions.

(i) Prior Inventions Retained and Licensed. In Exhibit A to this Agreement, the Executive has provided a list describing all Inventions (as hereinafter defined) that the Executive: (a) conceived, created, developed, made, reduced to practice, or completed, either alone or with others, prior to the Executive’s employment with the Company; (b) claims a proprietary right or interest in; and (c) does not assign to the Company hereunder (collectively referred to as the “Prior Inventions”). If no such list is attached, the Executive represents that there are no such Prior Inventions. The Executive understands and agrees that the Company makes no attempt to verify the Executive’s claim of ownership to any of the Prior Inventions. The Executive agrees that the Executive shall not incorporate in any work that the Executive performs for the Company any Prior Inventions or any of the technology described in any Prior Inventions. Nonetheless, if in the course of the Executive’s employment with the Company, the Executive incorporates Prior Inventions into a product, service, process, or machine of the Company, the Executive hereby grants and shall be deemed to have granted the Company a nonexclusive, royalty-free, irrevocable, sublicensable, transferable, perpetual, and worldwide license to make, have made, modify, use, import, reproduce, distribute, prepare, and have prepared derivative works of, offer to sell, sell and otherwise exploit such Prior Inventions. For purposes of this Agreement, the term “Inventions” means all tangible and intangible materials, work product, information, methods, designs, computer programs, software, databases, formulas, models, prototypes, reports, discoveries, ideas, improvements, know-how, compositions of matter, processes, photographs, drawings, illustrations, sketches, developments, and all related intellectual property, including, without limitation, inventions, original works of authorship, moral rights, mask works, trade secrets, and trademarks.

(ii) Assignment of Inventions. During the Executive’s employment with the Company and following the termination of the Executive’s employment for any reason, the Executive agrees that the Executive shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns and shall be deemed to have assigned to the Company or its designee, all of the Executive’s right, title, and interest in and to any and all Inventions that have been or may be conceived, created, developed, completed, reduced to practice, or otherwise made by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company which (a) relate in any manner to the Company’s business or actual or demonstrably anticipated research or development of the Company; (b) are suggested by, result from, or arise out of any work that the Executive may do for or on behalf of the Company; (c) result from or arise out of any Confidential Information that may have been disclosed or otherwise made available to the Executive as a result of duties assigned to the Executive by the Company; or (d) are otherwise made through the use of the time, information, equipment, facilities, supplies, or materials of the Company, even if developed, conceived, reduced to practice, or otherwise made during other than working hours (collectively referred to as “Company Inventions”). The Executive further acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company and that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Company Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(iii) Maintenance of Records. The Executive agrees to keep and maintain adequate and current hard-copy and electronic records of all Company Inventions. The records will be available to and remain the sole property of the Company during the Executive’s employment with the Company and at all times thereafter.

(iv) Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Company Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and/or its successors, assigns, and nominees, the sole and exclusive rights, title, and interest in and to such Company Inventions. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. The Executive hereby appoints the Chairman of the Board as the Executive’s attorney-in-fact to execute documents on Executive’s behalf for this purpose. The Executive agrees that this appointment is coupled with an interest and will not be revocable.

D. Business Opportunities. The Executive, without further compensation, assigns and agrees to assign to the Company and its successors, assigns, or designees all of the Executive’s right, title, and interest in and to all Business Opportunities (as hereinafter defined), and further acknowledges and agrees that all Business Opportunities constitute the exclusive property of the Company. The Executive shall present all Business Opportunities to the Board, and shall not exploit a Business Opportunity. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, or proposals pertaining to any aspect of the Company’s business and any business the Company prepared to conduct, or contemplated conducting during the Executive’s employment with the Company, which are developed by the Executive or originated by any third party and brought to the attention of the Executive, together with information relating thereto. For the avoidance of doubt, this Article IV.D. is not intended to limit or narrow Executive’s duties or obligations under federal or state law with respect to corporate opportunities.

E. Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period for such restriction(s) violated shall be suspended and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Restricted Period for such restrictive covenant(s).

F. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, customer relationships, goodwill, and reputation and that a violation of Article IV of this Agreement would result in irreparable injury and continuing damage to the Company. In the event of a breach by the Executive of Article IV of this Agreement, the Executive immediately forfeits any unpaid portion of the Severance Payments from the date of such breach and the Company shall be entitled to (i) cease payment of any unpaid portion of the Severance Payments; and (ii) recover any portion of the Severance Payments paid to the Executive from the date of such breach or threatened breach. In addition, the Company shall be entitled to seek a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach or threatened breach of Article IV, without the necessity of establishing irreparable harm, and to recover from the Executive damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs, and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages, attorneys’ fees, and costs from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions or covenants contained in Article IV, or preclude injunctive relief.

G. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of Article IV. The Executive understands that the covenants in Article IV may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but the Executive acknowledges that the Executive shall receive Confidential Information, as well as sufficiently high remuneration and other benefits, including stock ownership, as a senior executive of the Company to justify such restrictions. The Executive acknowledges that the geographic scope, scope of activities restrained, and duration of the covenants contained in Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets, and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company. It is the desire and intent of the Parties that the provisions of

Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable.

H. Reformation. The Company and the Executive agree that in the event any of the terms, provisions, covenants, or restrictions contained in Article IV, or any part thereof, shall be held by any court of competent jurisdiction to be effective in any particular area or jurisdiction only if said term, provision, covenant, or restriction is modified to limit its duration or scope, then the court shall have such authority to so reform the term, provision, covenant, or restriction and the Parties hereto shall consider such term, provision, covenant, or restriction to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the term, provision, covenant, or restriction contained herein shall remain in full force and effect as originally written. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make Article IV enforceable under the law or laws of all applicable jurisdictions so that the restrictive covenants in their entirety and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

I. Survival. The Executive agrees that the Executive’s obligations in Article IV shall continue in effect and survive the termination of this Agreement and the Executive’s termination of employment with the Company, regardless of the reason(s) for termination.

ARTICLE V.

MISCELLANEOUS PROVISIONS

A. Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to any applicable conflict of law or choice of law rules. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Northern District of Texas or a state district court of competent jurisdiction in Collin County, Texas. The Executive and the Company consent to personal jurisdiction of the United States District Court for the Northern District of Texas or a state district court of competent jurisdiction in Collin County, Texas for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive and the Company agree that the Executive and the Company shall not challenge personal or subject matter jurisdiction in such courts. The Executive waives any objection that the Executive may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

B. Clawback. The Executive acknowledges and agrees that any compensation paid to the Executive by the Company, pursuant to this Agreement or otherwise, shall be subject to recovery by the Company in accordance with the Company’s clawback policy applicable to executives of the Company, if any, as amended from time to time.

C. Code Section 280G.

(i) Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution made, or benefit or entitlements provided, by the Company or any entity effecting a Change in Control to or for the benefit of the Executive under Article II or Article III or otherwise (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) or under any other agreement, benefit, plan or policy of the Company or any entity effecting a Change in Control (including but not limited to any bonus plan in effect from time to time) (this Agreement and such other agreements, benefits, plans, and policies collectively referred to herein as the “Change in Control Arrangements”) would constitute a “parachute payment” as defined in Code Section 280G (such payments, distributions, or other benefits referred to herein as “Payments”), the Company shall provide the Executive with a computation of (i) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amounts”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (referred to herein as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (a) the Excise Tax Amount; (b) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes; and (c) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101 (the “Net Uncapped Amount”).

(ii) If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. To arrive at the Capped Amount, cash payments shall be reduced before equity-based compensation or other non-cash compensation or benefits, in each case in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Code Section 280G, provided that, in the case of all the foregoing payments, compensation and benefits, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amount that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) as would result in no portion of the payments, compensation or benefits being considered “excess parachute payments” under Code Section 280G. All reductions hereunder shall also be done in a manner which complies with Code Section 409A.

(iii) Any determination required under this Article V.C. shall be made in writing by independent public accountants mutually agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Article V.C., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations under this Article V.C. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article V.C.

D. Interpretation; Tax Consequences. It is intended that this Agreement comply with the provisions of Code Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Executive to the payment of additional interest and taxes under Code Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions. When any payment hereunder provides that it will be paid within a certain period of time (e.g., within 30 days) the payment date shall be in the sole discretion of the Company. The Executive has reviewed with his own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. The Executive is relying solely on his tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement. All reimbursements under this Agreement shall be paid upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Reimbursement shall be in compliance with the Company’s expense reimbursement policies. Any such reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred and the amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

E. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE STATE LAW, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR ANY CLAIM HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE AGREEMENT OR ANY CLAIM HEREUNDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION PURSUANT TO ARTICLE V.A. HEREOF BY A JUDGE SITTING WITHOUT A JURY.

F. Cooperation. After the termination of the Executive’s employment, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, to provide the Executive’s full cooperation, at the request of the Company, in the transitioning of the Executive’s job duties and responsibilities, and any and all investigations or other legal, equitable, or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with the Company. The Executive also agrees, subject to his other professional and personal commitments to the extent practicable, to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company (subject to his rights under the Fifth Amendment of the U.S. Constitution). This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim, or suit, and cooperating with the Company regarding any investigation, litigation, claims, or other disputed items involving the Company that relate to matters within the knowledge or responsibility of the Executive (subject to his rights under the Fifth Amendment of the U.S. Constitution). Specifically, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, (i) to meet with the Company’s representatives, its counsel, or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Company, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. The Executive acknowledges and understands that the Executive’s obligations of cooperation under this Article V.F. are not limited in time and may include, but shall not be limited to, the need for or availability for testimony; provided, however, that in no event shall the Executive be required to provide post-termination services to the Company to the extent such post-termination services would be inconsistent with the “separation from service” requirements of Code Section 409A. The Company shall reimburse the Executive for reasonable expenses incurred in providing cooperation requested by the Company pursuant to this Article V.F.

G. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

H. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

I. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

J. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to or concerning the subject matter of the Agreements, including, without limitation, the Executive’s employment with the Company. Notwithstanding the foregoing and for the avoidance of doubt, the October 1, 2017 Restricted Stock Award Agreement between the Company and Executive is not superseded by this Agreement and remains in full force and effect. No oral statements or prior written material not specifically incorporated in the Agreements shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied solely and only on their own judgment in making the decision to enter into this Agreement. The Executive represents and agrees that he has been given a reasonable time to review this Agreement and has been advised to consult with an attorney, that he fully understands all the provisions of the Agreement, and that he is voluntarily entering into this Agreement.

K. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either the Executive or the Company to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

L. Modification. The provisions of this Agreement may be amended, modified, or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision hereof.

M. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, and permitted assigns. If the Executive should die while any payment is due to him hereunder, such payment shall be paid to his designated beneficiary (or if there is no designated beneficiary, his estate). The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company; provided, however, that the assignee is the successor to all or substantially all of the business and assets of the Company and such assignee expressly assumes all of the obligations, duties, and liabilities of the Company set forth in this Agreement.

N. Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable), or to such other address as a Party may specify by notice given in the same manner:

If to the Executive, to the address of the Executive’s principal residence kept in the Company’s records.

If to the Company:	WatchGuard, Inc.
Attn: Stephen Coffman
415 Century Parkway
Allen, Texas 75013
Fax: 972-423-9778

O. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered a single instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed and effective on the date first set forth above.

THE COMPANY:	WATCHGUARD, INC.

By: /s/ Robert Vanman
Printed Name: Robert Vanman
Title: Chief Executive Officer

THE EXECUTIVE:	/s/ David “Russell” Walker
David “Russell” Walker